Exhibit 99.1

ShotSpotter Reports First Quarter 2022 Financial Results

Revenues up 41% Year-Over-Year to a Record $21.2 Million, Driving GAAP Net Income of $387,000

and 35% Increase in Adjusted EBITDA to $4.5 Million

Company Reiterates Full Year 2022 Revenue Guidance Range of $81 Million to $83 Million, Representing 41% Growth at the Midpoint Compared to 2021,

and Raises Adjusted EBITDA Margin Guidance Range to 19% to 21%

FREMONT, CA – May 10, 2022 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision policing technology solutions that enable law enforcement to respond to, investigate and deter crime, today reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial and Operational Highlights

•
Revenues increased 41% to $21.2 million from $15.0 million for the same quarter of 2021.
•
Gross profit increased 46% to $12.7 million (60% of revenues) from $8.7 million (58% of revenues) for the same quarter of 2021.
•
GAAP net income totaled $387,000, compared to GAAP net income of $79,000 for the same quarter of 2021.
•
Adjusted EBITDA1 increased 35% to $4.5 million (21% of revenues) from $3.3 million (22% of revenues) for the same quarter of 2021.
•
Went “live” with ShotSpotter Respond in four new cities, secured two new security customers and expanded in three current customer cities.
•
Solid balance sheet with $8.9 million in cash and cash equivalents and $20.0 million available on the company’s line of credit at the end of the quarter.
•
Closed acquisition of Forensic Logic, LLC, a leading provider of cloud-based data services.
•
Repurchased 57,623 shares at a cost of $1.6 million during the quarter.
•
Released first-ever Environmental, Social and Governance (ESG) Report, highlighting the company’s positive impacts in the world by helping to save lives and improve public safety in communities across the country, protecting the environment and wildlife internationally, and progress on diversity, equity and inclusion (DEI) efforts.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income.

Financial Outlook

The company reiterated its full year 2022 revenue guidance of $81.0 million to $83.0 million, representing approximately 41% year-over-year growth at the midpoint compared to 2021. Management is increasing its expected Adjusted EBITDA margin to be approximately 19% to 21% of forecasted revenue in 2022, up from the 15% to 20% indicated last quarter.

The company has not reconciled its Adjusted EBITDA outlook to GAAP net income due to the uncertainty and variability of interest income, income taxes, depreciation and amortization, stock-based compensation expenses and acquisition related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income. Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income. For more information, see “Non-GAAP Financial Measures” below.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Management Commentary

“The first quarter marked a solid start to the year, highlighted by robust revenue growth and strong profitability,” said ShotSpotter CEO Ralph Clark. “Financially, we delivered 41% year-over-year revenue growth and 46% gross profit growth, while generating $4.5 million in Adjusted EBITDA and solid GAAP net income. Our growth was driven by continued traction securing new wins, expanding deployments, and retaining customers. During the first quarter, we went ‘live’ with ShotSpotter Respond in four new cities, secured two new security customers, and expanded in three current customer cities, demonstrating the effectiveness of our growth initiatives and the stickiness of our solutions platform.

“Our acquisition of Forensic Logic, a leading provider of cloud-based data services to U.S. law enforcement and public safety, further enhanced our position as a unique precision policing platform solutions provider and added another growth driver in coming years. We are already seeing strong product and go-to-market synergies, including several cross-selling opportunities that we are actively capitalizing on. Looking ahead, ShotSpotter remains ideally positioned with industry-leading technology, a highly efficient SaaS model, strong balance sheet, and a first mover advantage in a large and under-penetrated market. Our competitive positioning, operating momentum, and robust pipeline, give us confidence in our growth outlook for 2022 and beyond.”

First Quarter 2022 Financial Results

Revenues for the first quarter of 2022 increased 41% to $21.2 million from $15.0 million for the same quarter of 2021. The increase in revenues reflects an increase in new live miles, customer expansions and revenues from LEEDS and Forensic Logic.

Gross profit for the first quarter of 2022 was $12.7 million (60% of revenues), compared to $8.7 million (58% of revenues) for the same period in 2021.

Total operating expenses for the first quarter of 2022 were $12.2 million, compared to $8.5 million for the same period in 2021. The increase in operating expenses was primarily due to costs associated with the Forensic Logic acquisition that closed in January 2022, increased legal expenses and increased personnel-related costs.

Net income for the first quarter of 2022 totaled $387,000, or $0.03 per basic and diluted share (based on 12.2 million basic and 12.3 million diluted weighted average shares outstanding), compared to a net income of $79,000, or $0.01 per basic and diluted share (based on 11.6 million basic and 11.9 million diluted weighted average shares outstanding), for the same period in 2021.

Adjusted EBITDA for the first quarter of 2022 totaled $4.5 million, compared to $3.3 million for the same period in 2021.

Conference Call

ShotSpotter will hold a conference call today May 10, 2022 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-844-826-3033

International dial-in: 1-412-317-5185

Conference ID: 10166767

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay in the investor relations section of the company’s website at www.shotspotter.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through June 10, 2022.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10166767

Non-GAAP Financial Measures

Adjusted net income: Adjusted net income, a non-GAAP financial measure, represents the company’s net income before acquisition-related expenses.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including contingent liability increases related to any earnout consideration. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net income and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income, or our other GAAP financial results.

The following table presents a reconciliation of adjusted net income to GAAP net income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	For the Three Months Ended March 31,
	2022	2021
	(unaudited)
GAAP net income	$387	$79
Less:
Acquisition related expenses	101	165
Adjusted net income	$488	$244
Adjusted net income per share, basic	$0.04	$0.02
Adjusted net income per share, diluted	$0.04	$0.02
Weighted average shares used in computing adjusted net income per share, basic	12,156,968	11,584,605
Weighted average shares used in computing adjusted net income per share, diluted	12,315,806	11,898,362

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	For the Three Months Ended March 31,
	2022	2021
	(unaudited)
GAAP net income	$387	$79
Less:
Interest income	(8)	(11)
Income taxes	—	49
Depreciation and amortization	2,182	1,677
Stock-based compensation expense	1,855	1,375
Acquisition related expenses	101	165
Adjusted EBITDA	$4,517	$3,334

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding estimated revenue and Adjusted EBITDA for 2022, operating momentum and sales pipeline, total addressable market, and the funding environment for the company’s products. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the potential effects of negative publicity; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter Inc. (NASDAQ: SSTI) brings the power of digital transformation to law enforcement. We are trusted by more than 200 cities and 2,500 agencies to drive more efficient, effective, and equitable public safety outcomes and help make communities safer and healthier. We are a leader in precision policing technology solutions and our platform includes the flagship product, ShotSpotter Respond™, the leading gunshot detection and alerting system; investigative tools that immediately generate leads and streamline case management to accelerate crime solving and improve clearance rates; and patrol management software that dynamically directs patrol resources to areas of greater risk to more effectively deter crime. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
	(Unaudited)
Revenues	$21,214	$15,013
Costs
Cost of revenues	8,562	6,300
Impairment of property and equipment	—	25
Total costs	8,562	6,325
Gross profit	12,652	8,688

Operating expenses
Sales and marketing	5,193	3,935
Research and development	2,713	1,713
General and administrative	4,314	2,871
Total operating expenses	12,220	8,519
Operating income	432	169
Other income (expense), net
Interest income, net	8	11
Other expense, net	(53)	(52)
Total other income (expense), net	(45)	(41)
Income before income taxes	387	128
Provision for income taxes	—	49
Net income	$387	$79
Net income per share, basic	$0.03	$0.01
Net income per share, diluted	$0.03	$0.01
Weighted average shares used in computing adjusted net income per share, basic	12,156,968	11,584,605
Weighted average shares used in computing adjusted net income per share, diluted	12,315,806	11,898,362

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$8,852	$15,636
Accounts receivable and contract asset	21,256	16,134
Prepaid expenses and other current assets	2,456	2,504
Total current assets	32,564	34,274
Property and equipment, net	18,707	17,409
Operating lease right-of-use assets	3,961	2,323
Goodwill	23,171	2,816
Intangible assets, net	29,220	13,564
Other assets	2,581	1,918
Total assets	$110,204	$72,304
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,449	$1,587
Deferred revenue, short-term	33,886	26,235
Accrued expenses and other current liabilities	12,952	6,680
Total current liabilities	49,287	34,502
Deferred revenue, long-term	1,623	474
Other liabilities	10,519	3,513
Total liabilities	61,429	38,489
Stockholders' equity
Common stock	61	58
Additional paid-in capital	147,277	132,780
Accumulated deficit	(98,398)	(98,785)
Accumulated other comprehensive loss	(165)	(238)
Total stockholders' equity	48,775	33,815
Total liabilities and stockholders' equity	$110,204	$72,304